EXHIBIT 99

RISK FACTORS

     The disclosure and analysis set forth in this report contains certain forward-looking statements, particularly statements relating to future actions, future performance or results of current and anticipated products, sales efforts, expenditures, and financial results.  From time to time, the Company also provides forward-looking statements in other publicly-released materials, both written and oral.  Forward-looking statements provide current expectations and forecasts of future events such as new products, revenues and financial performance, and are not limited to describing historical or current facts.  They can be identified by the use of words such as "expects," "plans," "anticipates," and other words and phrases of similar meaning.

     Forward-looking statements are necessarily based on assumptions, estimates and limited information available at the time they are made.  A broad variety of risks and uncertainties, both known and unknown, as well as the inaccuracy of assumptions and estimates, can affect the realization of the expectations or forecasts in these statements.  Consequently, no forward-looking statement can be guaranteed.  Actual future results may vary materially.

     The Company undertakes no obligation to update any forward-looking statements.  Investors should refer to the Company's subsequent filings under the Securities Exchange Act of 1934 for further disclosures.

     As permitted by the Private Securities Litigation Reform Act of 1995, the Company is providing the following cautionary statements which identify factors that could cause the Company's actual results to differ materially from historical and expected results.

•	Adverse General Economic, Business, and Industry Conditions

The Company’s business and operating results have been and may in the future be adversely affected by the current US recession and other global economic conditions, including declining consumer and business confidence, volatile raw material prices, instability in credit markets, high unemployment, fluctuating interest rates and exchange rates, and other challenges that could affect the global economy. The Company’s customers and potential customers may experience deterioration of their businesses, cash flow shortages, and difficulty obtaining financing. As a result, existing or potential customers may reduce or delay their growth and investments and their plans to purchase products, and may not be able to fulfill their obligations in a timely fashion. Further, suppliers could experience similar conditions, which could impact their ability to fulfill their obligations to the Company. Adversity within capital markets may impact future return on pension assets, thus resulting in greater future pension costs that impact the company’s results.  Accordingly, a continued adverse economic climate in the U.S. or abroad could result in decreases in the Company’s net revenue and profitability.

•	Growth Rate

Sales and income growth of the Company depends upon a number of uncertain events, including the outcome of the Company's strategies of increasing its penetration into geographic markets such as Asia and Europe; increasing its penetration into product markets such as the market for papercoating pigments and the market for groundwood paper pigments; increasing sales to existing PCC customers by increasing the amount of PCC used per ton of paper produced; developing, introducing and selling new products such as filler-fiber composite materials for the paper industry; and acquisitions.  Difficulties, delays or failure of any of these strategies could affect the future growth rate of the Company.

•	Contract Renewals

Generally, the Company's sales of PCC are pursuant to long-term evergreen agreements, initially ten years in length, with paper mills where the Company operates satellite PCC plants.  The terms of many of these agreements have been extended, often in connection with an expansion of the satellite plant.  However, failure of a number of the Company's customers to renew or extend existing agreements on terms as favorable to the Company as those currently in effect could have a substantial adverse effect on the Company's results of operations, and could also result in impairment of the assets associated with the PCC plant.

•	Consolidation in Customer Industries, Principally Paper and Steel

Several consolidations in the paper industry have taken place in recent years.  These consolidations could result in partial or total closure of some paper mills where the Company operates PCC satellites.  Such closures would reduce the Company's sales of PCC, except to the extent that they resulted in shifting paper production and associated purchases of PCC to another location served by the Company. Similarly, consolidations have occurred in the steel industry.  Such consolidations in the two major industries we serve concentrate purchasing power in the hands of a smaller number of papermakers and steel manufacturers, enabling them to increase pressure on suppliers, such as the Company.  This increased pressure could have an adverse effect on the Company's results of operations in the future.

•	Regulation and Litigation; Environmental Exposures

The Company’s operations are subject to international, federal, state and local governmental environmental, health and safety, tax and other laws and regulations, and potentially to claims for various legal, environmental and tax matters.  The Company is currently a party in various litigation matters.  While the Company carries liability insurance, which it believes to be appropriate to its businesses, and has provided reserves for such matters, which it believes to be adequate, an unanticipated liability, arising out of such a litigation matter or a tax or environmental proceeding could have a material adverse effect on the Company’s financial condition or results of operations.

In addition, future events, such as changes to or modifications of interpretations of existing laws and regulations, or enforcement polices, or further investigation or evaluation of the potential environmental impacts of operations or health hazards of certain products, may give rise to additional compliance and other costs that could have a material adverse effect on the Company.  State, national, and international governments and agencies have been evaluating climate-related legislation and regulation that would restrict emissions of greenhouse gases in areas in which we conduct business, and some such legislation and regulation have already been enacted or adopted.  Enactment of climate-related legislation or adoption of regulation that restrict emissions of greenhouse gases in areas in which we conduct business could have an adverse effect on our operations or demand for our products.  Our manufacturing processes, particularly the manufacturing process for PCC, use a significant amount of energy and, should energy prices increase as a result of such legislation or regulation, we may not be able to pass these increased costs on to purchasers of our products.  We cannot predict if or when currently proposed or additional laws and regulations regarding climate change or other environmental or health and safety concerns will be enacted or adopted.

•	New Products

The Company is engaged in a continuous effort to develop new products and processes in all of its product lines.  Difficulties, delays or failures in the development, testing, production, marketing or sale of such new products could cause actual results of operations to differ materially from our expected results.

•	Competition; Protection of Intellectual Property

The Company's ability to compete is based in part upon proprietary knowledge, both patented and unpatented.  The Company's ability to achieve anticipated results depends in part on its ability to defend its intellectual property against inappropriate disclosure as well as against infringement.  In addition, development by the Company's competitors of new products or technologies that are more effective or less expensive than those the Company offers could have a material adverse effect on the Company's financial condition or results of operations.

•	Risks of Doing Business Abroad

As the Company expands its operations overseas, it faces increased risks of doing business abroad, including inflation, fluctuation in interest rates and currency exchange rates, changes in applicable laws and regulatory requirements, export and import restrictions, tariffs, nationalization, expropriation, limits on repatriation of funds, civil unrest, terrorism, unstable governments and legal systems, and other factors.  Adverse developments in any of these areas could cause actual results to differ materially from historical and expected results.

•	Availability and Cost of Raw Materials

The Company depends in part on having an adequate supply of raw materials for its manufacturing operations, particularly lime and carbon dioxide for the PCC product line, and magnesia and alumina for its Refractory operations and on having adequate access to ore reserves of appropriate quality at its mining operations.  Unanticipated changes in the costs or availability of such raw materials, or in the Company's ability to have access to its ore reserves, could adversely affect the Company's results of operations.

•	Cyclical Nature of Customers' Businesses

The majority of the Company's sales are to customers in industries which have historically been cyclical paper, steel and construction.  The Company's exposure to variations in its customers' businesses has been reduced by the diversification of its portfolio of products and services; and by its geographic expansion.  Also, the Company has structured most of its long-term satellite PCC contracts to provide a degree of protection against declines in the quantity of product purchased, since the price per ton of PCC generally rises as the number of tons purchased declines.  In addition, many of the Company's product lines lower its customers' costs of production or increase their productivity, which should encourage them to use its products. In addition, our Processed Minerals and Specialty PCC product lines are affected by the domestic building and construction markets. The residential component of this market has experienced a significant slowdown which could have an adverse impact on future growth.  A sustained economic downturn in one or more of the industries or geographic regions that the Company serves, or in the worldwide economy, could cause actual results of operations to differ materially from historical and expected results.